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Exhibit 99.1

BUCYRUS INTERNATIONAL, INC.
FILES REGISTRATION STATEMENT FOR INITIAL PUBLIC OFFERING

South Milwaukee, Wisconsin—April 8, 2004—Bucyrus International, Inc. ("Bucyrus") announced today that it has filed a registration statement on Form S-1 for an initial public offering of Class A shares of common stock. Bucyrus also intends to apply to have the Class A shares listed on the Nasdaq National Market. The initial public offering is expected to take place by the end of the third quarter of 2004.

        Bucyrus intends to use the proceeds from the offering, along with proceeds from a new senior secured credit facility to be entered into concurrently with the offering, to retire outstanding notes and bank debt, to satisfy other obligations and for general corporate purposes.

        Goldman, Sachs & Co. is acting as sole book-running manager with Lehman Brothers, Inc. and Legg Mason Wood Walker, Incorporated acting as the co-managers of the potential offering. A copy of the prospectus relating to the Class A shares may be obtained, when available, from Goldman, Sachs & Co., Prospectus Department, 85 Broad Street, New York, NY 10004 (Telephone: 212-902-1171).

        A registration statement relating to the Class A common stock has been filed with the Securities and Exchange Commission but has not yet been declared effective. The common stock may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This press release is not an offer to sell the common stock and it is not an offer to buy the common stock in any jurisdiction where the offer or sale is not permitted. Any offer, if at all, will be made only by means of a prospectus forming a part of the effective registration statement.

        Bucyrus is one of the world's leading manufacturers of large-scale excavation equipment used in surface mining and had approximately $337.7 million in sales in 2003. Bucyrus machines are used throughout the world by customers mining copper, coal, oil sands, iron ore and other minerals. An important part of the Company's business consists of aftermarket sales in support of its large installed base ($9 billion based on estimated replacement value) of machines which have service lives from fifteen to forty years.

Statements contained in this press release that are not based on current or historical fact are forward-looking in nature. Such forward-looking statements are based on current plans, estimates and expectations and are made pursuant to the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on known and unknown risks, assumptions, uncertainties and other factors. Bucyrus' actual results, performance, or achievements may differ materially from any future results, performance, or achievements expressed or implied by such forward-looking statements. Bucyrus undertakes no obligation to publicly update or revise any forward-looking statement.

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BUCYRUS INTERNATIONAL, INC. FILES REGISTRATION STATEMENT FOR INITIAL PUBLIC OFFERING